                                                                     Exhibit 5.1

                         DORSEY & WHITNEY LLP LETTERHEAD

Pemstar Inc.
3535 Technology Drive, N.W.
Rochester, Minnesota 55901

       Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

       We have acted as counsel to Pemstar Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 2,000,000 shares of Common Stock, $0.01 par value, of the Company (the "Shares"), initially issuable upon the purchase under the Company's Pemstar Inc. 2000 Employee Stock Purchase Plan and upon the exercise of stock options granted pursuant to the Company's Pemstar Inc. 2002 Stock Option Plan (together, the "Plans").

       We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

       In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

       Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

       Our opinion expressed above is limited to the laws of the State of Minnesota.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Dated: August 1, 2002
                                            Very truly yours,


                                     /s/ Dorsey & Whitney LLP

TSH